NationsBank Corporation
                 NationsBank (DE) Corporation



                 FIRST SUPPLEMENTAL INDENTURE

                Dated as of September 18, 1998

              Supplementing the Indenture, dated
                as of January 1, 1995, between
                 NationsBank Corporation and
        BankAmerica National Trust Company, as Trustee



    U.S. Bank Trust National Association, as successor to
             BankAmerica National Trust Company,
                           Trustee


     FIRST SUPPLEMENTAL INDENTURE, dated as of September 18, 1998 (the "First Supplemental Indenture"), among NationsBank Corporation, a North Carolina Corporation ("NationsBank"), NationsBank (DE) Corporation, a Delaware corporation ("NationsBank (DE)") and a direct wholly owned subsidiary of NationsBank, and U.S. Bank Trust National Association, a national banking association, successor to BankAmerica National Trust Company, as Trustee (the "Trustee") under the Indenture referred to herein;

     WHEREAS, NationsBank and the Trustee heretofore executed and delivered an Indenture, dated as of January 1, 1995 (the "Indenture"); and

     WHEREAS, pursuant to the Indenture, NationsBank issued and the Trustee authenticated and delivered one or more series of NationsBank's Notes (the "Securities"); and

     WHEREAS, NationsBank and BankAmerica Corporation, a Delaware corporation ("BankAmerica"), have entered into the Agreement and Plan of Reorganization, dated as of April 10, 1998, pursuant to which (i) NationsBank will merge (the "Reincorporation Merger") with and into NationsBank (DE), in accordance with the terms and conditions of the Plan of Reincorporation Merger by and between NationsBank and NationsBank (DE), dated as of August 3, 1998, with NationsBank (DE) as the surviving corporation in the Reincorporation Merger, and (ii) BankAmerica will thereafter merge (the "Merger," and together with the Reincorporation Merger, the "Reorganization") with and into NationsBank
  (DE), with NationsBank (DE) as the surviving corporation in the Merger; and

     WHEREAS, the Reorganization is expected to be consummated on September 30, 1998; and

     WHEREAS, Section 11.01 of the Indenture provides that in the case of the Reorganization, NationsBank (DE) shall expressly assume by supplemental indenture all the obligations under the Securities and the Indenture on the part of NationsBank to be performed or observed; and

     WHEREAS, Section 10.01(a) of the Indenture provides that NationsBank and the Trustee may amend the Indenture and the Securities without notice to or consent of any holders of the Securities in order to comply with Article Eleven of the Indenture; and

     WHEREAS, Section 10.01(f) of the Indenture provides that NationsBank and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to supplement any provision contained in the Indenture; and

     WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of NationsBank (DE) and NationsBank.

     NOW, THEREFORE, NationsBank (DE), NationsBank and the
  Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

                          ARTICLE I
          ASSUMPTION BY SUCCESSOR CORPORATION, ETC.

     SECTION 1.1.   Assumption of the Securities.
  NationsBank (DE) hereby expressly assumes the due and punctual payment of the principal of (and premium, if any, on) and any interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by NationsBank.

     SECTION 1.2.   The Company.  Effective September 30,
  1998 the name of the Company, as the successor corporation under the Indenture, shall be BankAmerica Corporation.

     SECTION 1.3.   Supplemental Provisions.  In connection
  with the issuance of Securities under this Indenture:

            (a) Definitions in the present Section 1.01 are hereby amended as follows:

                   (i)  The present definitions of "Company
            Request," "Company Order" and "Company Consent" are hereby deleted and replaced with the following:

                       "The terms  Company Request,'  Company
                    Order' and  Company Consent' mean,
                    respectively, a written request, order or consent signed in the name of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer and delivered to the Trustee."

               (i)     The present definition of "Officers'
                       Certificate" is hereby deleted and
                       replaced with the following:

                       "The term  Officers' Certificate' shall
                    mean a certificate signed by the Chairman of the Board, the Chief Executive Officer, President, Chief Financial Officer, Vice President, General Counsel, Deputy or Assistant General Counsel or Treasurer of the Company and delivered to the Trustee."

            (b) The present Section 2.03(b)(20) is hereby amended by deleting the present Section 2.03(b)(20) and replacing it with the following Section 2.03(b)(20) which shall read as follows:

            "(20) any other terms of the Securities or provisions relating to the payment of principal, premium (if any) or interest thereon, including, but not limited to, whether such Securities are issuable at a discount or premium, as amortizable Securities, and if payable in, convertible or exchangeable for commodities or for the securities of the Company or any third party."

     SECTION 1.4.   Trustee's Acceptance.  The Trustee
  hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                          ARTICLE II
                        MISCELLANEOUS

     SECTION 2.1. Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this First Supplemental Indenture by NationsBank (DE), NationsBank and the Trustee and (ii) the consummation of the Reincorporation Merger, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     SECTION 2.2.   Indenture Remains in Full Force and
  Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

     SECTION 2.3. Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

     SECTION 2.4.   Confirmation and Preservation of
  Indenture.  The Indenture as supplemented by this First
  Supplemental Indenture is in all respects confirmed and preserved.

     SECTION 2.5.   Conflict with Trust Indenture Act.  If
  any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act ("TIA") that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

     SECTION 2.6. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2.7.   Terms Defined in the Indenture.  All
  capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     SECTION 2.8. Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 2.9.   Benefits of First Supplemental
  Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

     SECTION 2.10.  Successors.  All agreements of
  NationsBank (DE) in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

     SECTION 2.11.  Trustee Not Responsible for Recitals.
  The recitals contained herein shall be taken as the statements of NationsBank and NationsBank (DE), and the Trustee assumes no responsibility for their correctness.
  The Trustee makes no representations as to, and shall not be responsible for, the validity or sufficiency of this First Supplemental Indenture.

     SECTION 2.12. Certain Duties and Responsibilities of the Trustees. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

     SECTION 2.13. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     SECTION 2.14.  Counterpart originals.  The parties may
  sign any number of copies of this First Supplemental
  Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         IN WITNESS WHEREOF, the parties have caused this First
  Supplemental Indenture to be duly executed as of the date first written above.


                         NationsBank (DE) Corporation


                         By:  /s/ JOHN E. MACK
                              Name:  John E. Mack
                              Title:  Senior Vice President


                         NationsBank Corporation


                         By:  /S/ JOHN E. MACK
                              Name:  John E. Mack
                              Title:  Senior Vice President


                         U.S. Bank Trust National
                           Association, as Trustee


                         By: /S/ CATHERINE F. DONOHUE
                              Name:   Catherine F. Donohue
                              Title:  Vice President